Exhibit (a)(5)(N)

JAZZ PHARMACEUTICALS PLC ANNOUNCES MINIMUM TENDER CONDITION

EXCEEDED DURING INITIAL OFFERING PERIOD FOR GENTIUM S.p.A SHARES

Approximately 79 percent of outstanding Gentium ordinary shares and American Depositary Shares tendered

Subsequent offering period commenced to permit additional shares to be tendered

DUBLIN, January 23, 2014 — Jazz Pharmaceuticals plc (Nasdaq: JAZZ) today announced that the initial offering period in the tender offer made by a subsidiary of Jazz Pharmaceuticals to purchase all outstanding ordinary shares and American Depositary Shares (“ADSs”) of Gentium S.p.A. (Nasdaq: GENT) for $57.00 per share and per ADS (without duplication for ordinary shares underlying ADSs) in cash expired at midnight, New York City time, on the evening of January 22, 2014.

The tender agent for the tender offer has advised Jazz Pharmaceuticals that, as of the expiration of the initial offering period, 12,244,156 Gentium ordinary shares and ADSs were properly tendered and not withdrawn in the tender offer. These ordinary shares and ADSs represent approximately 79 percent of Gentium’s issued and outstanding ordinary shares and ADSs and 69 percent of the fully diluted number of ordinary shares and ADSs (in each case without duplication for ordinary shares underlying ADSs). All properly tendered ordinary shares and ADSs have been accepted for payment, which will be made in accordance with the terms of the tender offer. Upon payment for the properly tendered ordinary shares and ADSs, Jazz Pharmaceuticals will become the indirect majority shareholder of Gentium. In addition, 1,345,023 ADSs have been committed to tender in accordance with the guaranteed delivery procedures contemplated by the Offer, and options to acquire 1,666,608 ordinary shares of Gentium are subject to support agreements requiring that such options be exercised and the underlying ordinary shares be tendered into a subsequent offering period. These ADSs and ordinary shares and the ordinary shares and ADSs that have been accepted for payment represent in the aggregate approximately 86 percent of the fully diluted number of ordinary shares and ADSs of Gentium (without duplication for ordinary shares underlying ADSs).

Jazz Pharmaceuticals today also announced that its subsidiary has commenced a subsequent offering period to acquire the remaining ordinary shares and ADSs of Gentium. The subsequent offering period will expire at 12:00 midnight, New York City time, on the evening of Thursday, February, 20, 2014, unless extended. During this subsequent offering period, holders of Gentium ordinary shares and ADSs who did not previously properly tender their ordinary shares and ADS into the tender offer may do so, and Jazz Pharmaceuticals will promptly purchase any ordinary shares and ADSs properly tendered for the same consideration per share and per ADS (without duplication for shares underlying ADSs), as applicable, as paid in the initial offering period, net to the seller in cash, without interest and less any applicable withholding taxes. The procedures for tendering ordinary shares and ADSs during the subsequent offering period are the same as those applicable to the initial offering period as described in the offer to purchase, except that ordinary shares and ADSs properly tendered during the subsequent offering period may not be withdrawn.

Financing

To finance this transaction, Jazz Pharmaceuticals has entered into an amendment to its senior secured credit facility providing for $350 million of incremental term loans, the repricing of its

$554 million term loan (via replacement of the existing term loan with a new term loan) and a $425 million revolving credit facility. As a result of the repricing, the interest rate margin on the existing term loan was reduced by 25 basis points and the entire term loan currently bears interest at a floating rate of 3.25%. In connection with the acquisition of Gentium, Jazz Pharmaceuticals expects to fully utilize the incremental term loans and initially borrow $300 million of the total $425 million revolving credit facility.

About Jazz Pharmaceuticals

Jazz Pharmaceuticals plc is a specialty biopharmaceutical company focused on improving patients’ lives by identifying, developing and commercializing innovative products that address unmet medical needs. The company has a diverse portfolio of products in the areas of narcolepsy, oncology, pain and psychiatry. The company’s U.S. marketed products in these areas include: Xyrem® (sodium oxybate) oral solution, Erwinaze® (asparaginase Erwinia chrysanthemi), Prialt® (ziconotide) intrathecal infusion, FazaClo® (clozapine, USP) HD and FazaClo LD. Outside of the U.S., Jazz Pharmaceuticals also has a number of products marketed by its EUSA Pharma division including Erwinase®. For further information, see www.jazzpharmaceuticals.com.

About Gentium S.p.A.

Gentium S.p.A., located in Como, Italy, is a biopharmaceutical company focused on the development and manufacturing of drugs to treat and prevent a variety of diseases and conditions, including vascular diseases related to cancer and cancer treatments. Defibrotide, the Company’s lead product candidate, has been granted Orphan Drug status by the U.S. Food and Drug Administration (FDA), by the European Medicines Agency, by the Korean Ministry of Food and Drug Safety (MFDS), both to treat and to prevent VOD, by the Commonwealth of Australia-Department of Health for the treatment of VOD and Fast Track Designation by the U.S. FDA to treat VOD. In October 2013, the European Commission granted Marketing Authorization for Defitelio™ (defibrotide) for the treatment of severe VOD in adults and children undergoing hematopoietic stem cell transplantation therapy. In November 2013, the EU granted Orphan Drug Designation for defibrotide for the prevention of Graft versus Host Disease (GvHD). For additional information about Gentium and Defitelio, please visit www.gentium.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements regarding Jazz Pharmaceuticals and Gentium, including, but not limited to, statements related to the anticipated payment for the ordinary shares and ADSs that have been accepted for payment and the subsequent offering period for Gentium ordinary shares and American Depositary Shares, including the timing thereof, as well as other statements that are not historical facts. These forward-looking statements are based on each of the companies’ current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including risks related to the funding of the financing described in this press release and those risks detailed under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals’ and Gentium’s U.S. Securities and Exchange Commission (“SEC”) filings and reports, including in Jazz Pharmaceuticals’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and Gentium’s Annual Report on Form 20-F for the year ended December 31, 2012, each of which is filed with the SEC, and future filings and reports by either company. Neither Jazz Pharmaceuticals nor Gentium undertakes any duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in its expectations.

Additional Information and Where to Find It

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the outstanding ordinary shares and ADSs of Gentium. Jazz Pharmaceuticals and its acquisition subsidiary have filed with the SEC a tender offer statement on Schedule TO, and Gentium has filed a Solicitation/Recommendation Statement on Schedule 14D-9, each as subsequently amended and with respect to the Offer (as defined in those documents). Holders of ordinary shares and ADSs of Gentium are urged to carefully read the relevant tender offer materials (including the Offer to Purchase, the related Share Form of Acceptance and Letter of Transmittal and the other tender offer documents) and the Solicitation/Recommendation Statement of Gentium because they contain important information that such holders should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Share Form of Acceptance and Letter of Transmittal and the other tender offer documents, as well as the Solicitation/Recommendation Statement of Gentium, are available to all holders of ordinary shares and ADSs of Gentium at no expense to them. Investors and security holders may obtain free copies of these documents and other related documents filed with the SEC at the SEC’s web site at www.sec.gov or by (i) directing a request to Jazz Pharmaceuticals plc, c/o Jazz Pharmaceuticals, Inc., 3180 Porter Drive, Palo Alto, California 94304, U.S.A., Attention: Investor Relations, (ii) calling +353 1 634 7892 (Ireland) or +1 650 496 2800 (U.S.) or (iii) sending an email to investorinfo@jazzpharma.com. Investors and security holders may also obtain free copies of the documents filed with the SEC on Jazz Pharmaceuticals’ website at www.jazzpharmaceuticals.com under the heading “Investors” and then under the heading “SEC Filings.”

In addition to the Offer to Purchase, the related Share Form of Acceptance and Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement of Gentium, Jazz Pharmaceuticals and Gentium file annual, quarterly (except in the case of Gentium) and special reports and other information with the SEC. You may read and copy any reports or other information filed by Jazz Pharmaceuticals or Gentium at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Jazz Pharmaceuticals’ and Gentium’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

SOURCE Jazz Pharmaceuticals plc

Contact Information

Jazz Pharmaceuticals plc

Investors

Kathee Littrell

Vice President, Investor Relations

Jazz Pharmaceuticals plc

Ireland, + 353 1 634 7887

U.S., + 1 650 496 2717

Media

Laurie Hurley

Vice President, Corporate Affairs

Jazz Pharmaceuticals plc

Ireland, + 353 1 634 7894

U.S., + 1 650 496 2796

Gentium S.p.A.,

Salvatore Calabrese

Senior Vice President Finance, COO/CFO

+39 031 5373 260

scalabrese@gentium.it

The Trout Group

Chelsea Wheeler

+1 646 378 2941

cwheeler@troutgroup.com

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